Exhibit 99.2

OSMIUM PARTNERS, LLC

Summary Terms of Carried Interest Arrangement

Fred Hand

May 4, 2021

Carried Interest	Subject to the following vesting provisions, Executive will be entitled to 30% of all distributions of Carried Interest, as defined in the Osmium Partners (Larkspur SPV), LP (the “SPV”) Amended and Restated Limited Partnership Agreement (the “SPV Agreement”), otherwise payable to Osmium Partners, LLC (the “Carry Partner”) (all such distributions otherwise payable to the Carry Partner, the “Carried Interest”).

Vesting

Executive’s entitlement to such portion of the Carried Interest will vest over 42 months, subject to Executive’s continued employment by Tuesday Morning Corporation (the “Company”), as follows:

Subject to the other provisions in this term sheet, (a) on the second anniversary of Executive’s employment by the Company, Executive’s entitlement to approximately 17.14% (the product of 30% times 24/42) of the Carried Interest will become vested, and (b) thereafter, subject to the other provisions in this term sheet, Executive’s entitlement to approximately 0.71% (the product of 30% times 1/42) of the Carried Interest will become vested each month.

Notwithstanding the foregoing, in the event of Executive’s death or Disability (as defined in Executive’s employment agreement with the Company), Executive’s entitlement to a portion of the Carried Interest will be deemed to have vested at the rate of approximately 0.71% (the product of 30% times 1/42) per month from the first date of Executive’s employment by the Company (i.e., there will be no two-year cliff applied to Executive’s vesting).

Notwithstanding the foregoing, in the event of a Change in Control (as defined in Executive’s employment agreement with the Company) of the Company or the SPV, Executive’s entitlement to 30% of the Carried Interest will immediately vest upon the consummation of such transaction.

Executive will be entitled to distributions of his 30% portion of the Carried Interest on an interim basis as distributions are made by the SPV, subject to a true-up mechanism whereby amounts that Executive receives on an interim basis and would not ultimately have been entitled to pursuant to the other terms and conditions herein will be paid over to the other persons entitled to the Carried Interest and subject to the participation threshold set forth below. Standard provisions concerning Carried Interest to include a limited guaranty agreement to escrow of distributions as applied to all receipts of Carried Interests, but only as applied to the SPV’s investment in the Company.

Participation Threshold

Executive’s entitlement to a portion of the Carried Interest will be subject to a participation threshold in the minimum amount necessary to render his entitlement a valid profits interest for tax purposes.  The applicable waterfall will contain a mechanic stating that, notwithstanding the stated participation threshold, Executive will only participate after the current value of the Carried Interest has been paid out, and that Executive will be “caught up” on the current value out of future appreciation (i.e., Executive will get a priority allocation out of future appreciation to fund the catch up) such that, after complete distribution of such catch-up amounts, Executive will have received an amount of distributions equal to his percentage of the total distributions of Carried Interest that have occurred since the date of his employment with the Company.

Operating Agreement

To effect the terms of this term sheet, Executive and the Carry Partner shall become members in a limited liability company (the “LLC”). The Carry Partner will contribute its rights to the Carried Interest to the LLC. Executive and Carry Partner will become party to an operating agreement for the LLC containing, in addition to the terms and conditions set forth herein, customary terms and conditions regarding incentive equity, including restrictions on transfer (subject to customary exceptions for estate planning purposes), grant of a proxy, limited information rights, tag and drag along, etc. The operating agreement shall also provide that, beginning on the date of Executive’s employment with the Company, the Carry Partner shall not take any actions, as a managing member of the SPV’s general partner, to cause such general partner to exercise its rights under Section 6.6(b) of the SPV Agreement in any manner that would reasonably be expected to adversely affect Executive’s economic interests as outlined herein without Executive’s prior written consent (not to be unreasonably withheld, conditioned or delayed) and, to the extent such general partner exercise its rights under Section 6.6(b) of the SPV Agreement in any other manner, Carry Partner shall notify Executive of such exercise no later than 30 days thereafter.

Subscription Agreement Expenses

Executive will enter into a subscription agreement containing, in addition to the terms and conditions set forth herein, customary terms and conditions, including accredited investor and related investor-side representations.

Executive will be entitled to reimbursement of his reasonable and documented out of pocket legal fees and expenses incurred in connection with the negotiation of the arrangement contemplated by this term sheet in an amount up to $10,000.

Governing Law	Delaware.

Dispute Resolution	Arbitration.

Non-Binding Term Sheet	The terms set forth in this proposal do not constitute all of the essential terms upon which agreement must be reached by the parties hereto in order to form a binding and enforceable contract, and no binding and enforceable rights or obligations in favor of either party hereto are intended to be created hereby. No correspondence, oral statements or course of conduct between the parties shall alter the non-binding nature of this proposal or the parties’ dealings. A binding and enforceable contract between the parties shall only be created if definitive written documentation relating to the subject matter hereof is signed by both parties (and the execution and delivery of such definitive written documentation by both parties shall be an express condition precedent to the formation of any contract between the parties, and the terms of any such contract shall be limited to the terms specifically set forth in such definitive written documentation).

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The undersigned parties hereby acknowledge the terms of this non-binding term sheet.

/s/ Fred Hand
Fred Hand

OSMIUM PARTNERS, LLC

By:	/s/ John Lewis
Name:	John Lewis
Title:	Managing Member

{Signature page to non-binding term sheet}

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